UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

BRAINSTORM CELL THERAPEUTICS INC.

(Name of Registrant as Specified in Its Charter)

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 BRAINSTORM CELL THERAPEUTICS INC.
605 THIRD AVENUE, 34th FLOOR
NEW YORK, NY 10158
(646) 666-3188

March __, 2013

Dear Stockholder:

Brainstorm Cell Therapeutics Inc. will hold its 2013 Annual Meeting of Stockholders on April 18, 2013 beginning at 9:00 a.m., Eastern time, at the offices of BRL Law Group LLC, 425 Boylston Street, 3rd Floor, Boston, MA 02116. We look forward to your attending either in person or by proxy. The enclosed notice of meeting, the proxy statement, and the proxy card from the Board of Directors describe the matters to be acted upon at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,
Alon Natanson Chief Executive Officer

BRAINSTORM CELL THERAPEUTICS INC.
605 THIRD AVENUE, 34TH FLOOR
NEW YORK, NY 10158
(646) 666-3188

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
APRIL 18, 2013

To the Stockholders of Brainstorm Cell Therapeutics Inc.:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the “Meeting”) of Brainstorm Cell Therapeutics Inc. (the “Company”) will be held on April 18, 2013 at 9:00 a.m., Eastern time, at the offices of BRL Law Group LLC, 425 Boylston Street, 3rd Floor, Boston, MA 02116, for the following purposes:

1.	To elect each of Dr. Irit Arbel, Mordechai Friedman, Dr. Abraham Israeli, Alon Pinkas, Chen Schor, Dr. Robert Shorr and Malcolm Taub as directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-10 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders.

3.	To ratify the appointment of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, as the Company’s independent registered public accounting firm for the current fiscal year; and

4.	To transact such other business that may properly come before the Meeting and any adjournments or postponements of the Meeting.

As required, we conducted a “say-on-pay” advisory vote last year, and a majority of you who voted recommended that we conduct “say-on-pay” votes every three years. The Board of Directors accepted your recommendation. As a result, the next opportunity for an advisory “say-on-pay” vote will be included in the proxy materials for our 2015 Annual Meeting.

The Board of Directors has fixed the close of business on March 11, 2013 as the record date for the Meeting. All stockholders of record on that date are entitled to notice of, and to vote at, the Meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS
Thomas B. Rosedale, Secretary Boston, Massachusetts March __, 2013

 Preliminary Copy

BRAINSTORM CELL THERAPEUTICS INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on April 18, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Company”, “Brainstorm” or “we”) for use at the 2013 Annual Meeting of Stockholders (the “Meeting”) to be held on April 18, 2013, at the time and place set forth in the accompanying notice of the Meeting (the “Notice of Meeting”), and at any adjournments or postponements thereof. The approximate date on which the Notice of Meeting, this Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2012 (the “2012 Annual Report”) are first being sent to stockholders is on or about March __, 2013.

The Company’s principal executive offices are located at 605 Third Avenue, 34th Floor, New York, New York 10158, telephone number (646) 666-3188.

Important Notice Regarding Availability of Proxy Materials for the Meeting to Be Held on April 18, 2013: Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement, the Notice of Meeting and the 2012 Annual Report are available at http://www.proxyvote.com.

Record Date, Outstanding Shares and Voting Rights

Only stockholders of record at the close of business on March 11, 2013 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the close of business on that date, there were _______________ shares of the Company’s common stock, $0.00005 par value per share (the “Common Stock”), outstanding and entitled to vote. Each outstanding share of the Company’s Common Stock entitles the record holder to cast one (1) vote for each matter to be voted upon.

The holders of a majority of all shares of the Common Stock issued, outstanding and entitled to vote are required to be present in person or to be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Votes withheld, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock is required to authorize the Board, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-10 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders (Proposal No. 2). The affirmative vote of the holders of a majority of the votes cast in person or by proxy of the shares entitled to vote is required to ratify the appointment of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu (“Deloitte”), as the Company’s independent registered public accounting firm for the current fiscal year (Proposal No. 3).

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Shares which abstain from voting on a particular matter and broker non-votes will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast or shares voting on the matter. Similarly, abstentions and broker non-votes will have no effect on the voting to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the current fiscal year, which requires the affirmative vote of a majority of the votes cast or shares voting on the matter. Abstentions and broker non-votes, however, will have the same effect as a vote against the reverse stock split proposal because approval of this proposal requires the affirmative vote of a majority of all outstanding shares of the Company’s Common Stock.

Voting Instructions

Included with this Proxy Statement is a proxy card from your bank, broker or other nominee for the Meeting, with instructions for voting.

Those stockholders who elect to vote by mail, should complete, sign and return the proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and the shares will be voted at the Meeting in the manner directed. If you complete, sign and return your proxy card, it will be voted as you direct. In the event no choice is specified on a signed proxy card, the persons named as proxies will vote:

•	FOR the election of each of Dr. Irit Arbel, Mordechai Friedman, Dr. Abraham Israeli, Alon Pinkas, Chen Schor, Dr. Robert Shorr and Malcolm Taub as directors;

•	FOR the authorization of the Board, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-10 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders.

•	FOR the ratification of the appointment of Brightman Almagor Zohar & Co., a member of Deloitte, as the Company’s independent registered public accounting firm for the current fiscal year; and

•	In their discretion, as to any other matter that may be properly brought before the Meeting or any adjournments or postponements thereof.

If the shares you own are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of “non-discretionary” items, the shares that do not receive voting instructions will be treated as “broker non-votes”, the effect of which is discussed above in the section entitled “Record Date, Outstanding Shares and Voting Rights” above.

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Discretionary Items	Non-Discretionary Items
Proposal No. 3 — Ratification of Deloitte as the Company’s independent registered public accounting firm	Proposal No. 1 — Election of Directors
Proposal No. 2 — To authorize the Board, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-10 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders

If you are a stockholder as of the Record Date and attend the Meeting, you may personally deliver your completed proxy card or vote in person at the Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 605 Third Avenue, 34th Floor, New York, New York 10158, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Meeting and voting in person. If not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy card.

Expenses and Solicitation

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee, and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation. Such officers and directors will receive no compensation in connection with any such solicitations, other than compensation paid pursuant to their duties described elsewhere in this Proxy Statement.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of meetings. This means that only one copy of our Proxy Statement, 2012 Annual Report or Notice of Meeting may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write, email or call our Chief Executive Officer at 605 Third Avenue, 34th Floor, New York, New York 10158, email: anatanson@brainstorm-cell.com, or telephone: (646) 666-3188. If you want to receive separate copies of the Proxy Statement, 2012 Annual Report or Notice of Meeting in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 8, 2013 with respect to the beneficial ownership of Common Stock of the Company by the following: (i) each of the Company’s current directors; (ii) the Named Executive Officers (as defined below in “Executive Compensation”); (iii) all of the current executive officers and directors as a group; and (iv) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company’s Common Stock.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, the Company believes that each person or entity named in the table has sole voting and investment power with respect to all shares of the Company’s Common Stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of the Company’s Common Stock issuable under options that are exercisable on or within 60 days after February 8, 2013 (“Presently Exercisable Options”) or under warrants that are exercisable on or within 60 days after February 8, 2013 (“Presently Exercisable Warrants”) are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the Common Stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the Common Stock beneficially owned by any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o Brainstorm Cell Therapeutics Inc., 605 Third Avenue, 34th Floor, New York, New York 10158.

The percentage of the Common Stock beneficially owned by each person or entity named in the following table is based on 151,260,480 shares of Common Stock outstanding as of February 8, 2013 plus any shares issuable upon exercise of Presently Exercisable Options and Presently Exercisable Warrants held by such person or entity.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percentage of Class
Directors and Named Executive Officers
Alon Natanson	--		--
Adrian Harel	441,667	(1)	*
Liat Sossover	406,667	(1)	*
Irit Arbel	3,408,333	(2)	2.2%
Mordechai Friedman	266,667	(1)	*
Abraham Israeli	699,998	(1)	*
Alon Pinkas	266,667	(1)	*
Chen Schor	923,374		*
Robert Shorr	360,000		*
Malcolm Taub	668,333	(3)	*
All current directors and officers as a group (11 persons)	66,998,630	(4)	36.3%
5% Shareholders
ACCBT Corp. Morgan & Morgan Building Pasea Estate, Road Town Tortola British Virgin Islands	59,556,924	(5)	32.8%

*	Less than 1%.

(1)	Consists of shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

(2)	Includes 1,108,333 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Dr. Arbel’s address is 6 Hadishon Street, Jerusalem, Israel.

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(3)	Includes 100,000 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(4)	Includes (i) 29,006,924 shares of Common Stock owned by ACCBT Corp. (Chaim Lebovits, our President, may be deemed to be the beneficial owner of these shares), (ii) 30,250,000 shares of Common Stock issuable to ACCBT Corp. upon the exercise of Presently Exercisable Warrants (iii) 300,000 shares of Common Stock owned by ACC International Holdings Ltd. (Chaim Lebovits, our President, may be deemed to be the beneficial owner of these shares) and (iv) 3,289,999 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

(5)	Consists of (i) 29,006,924 shares of Common Stock owned by ACCBT Corp., (ii) 30,250,000 shares of Common Stock issuable to ACCBT Corp. upon the exercise of Presently Exercisable Warrants and (iii) 300,000 shares of Common Stock owned by ACC International Holdings Ltd. ACC International Holdings Ltd. and Chaim Lebovits, our President, may each be deemed the beneficial owners of these shares.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board recommends that the seven nominees named below be elected to serve on the Board, each of whom is presently serving as a director. The affirmative vote of the holders of a plurality of the votes cast in person or by proxy at an annual meeting of stockholders by the shares entitled to vote is required for the election by stockholders of directors to the Board. Shares of Common Stock represented by all proxies received and not marked so as to withhold authority to vote for any individual nominee or for all nominees will be voted for the election of the seven nominees named below. Each nominee has consented to being named in this Proxy Statement and has indicated his or her willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee selected by the Board. The Board has no reason to believe that any nominee will be unable to serve. Stockholders may vote for no more than seven nominees for director.

The Board currently has the following seven members: Dr. Irit Arbel, Mordechai Friedman, Dr. Abraham Israeli, Alon Pinkas, Chen Schor, Dr. Robert Shorr and Malcolm Taub.

Biographical and certain other information concerning the Company’s directors and the nominees for election to the Board is set forth below.

Nominees for Election to Board of Directors

Name	Age	Position
Dr. Irit Arbel	53	Director
Mordechai Friedman	60	Director
Dr. Abraham Israeli	59	Chairman and Director
Alon Pinkas	51	Director
Chen Schor	40	Director
Dr. Robert Shorr	59	Director
Malcolm Taub	67	Director

Additional Information Regarding Nominees

Dr. Irit Arbel has been an active director of the Company since May 2004 and also initially served as President of the Company for six months. Currently, Dr. Arbel is the Chair of the Governance, Nominating and Compensation Committee. Dr. Arbel serves as Executive Vice President, Research and Development at Savicell Diagnostic Ltd. since July 2012. From 2009 through 2011, Dr. Arbel served as Chairperson of Real Aesthetics Ltd., a company specializing in cellulite ultrasound treatment, and BRH Medical, developer of medical devices for wound healing. She was also Director of M&A at RFB Investment House, a private investment firm focusing on early stage technology related companies. Previously, Dr. Arbel was President and CEO of Pluristem Life Systems, and prior to that, Israeli Sales Manager of Merck, Sharp & Dohme. Dr. Arbel earned her Post Doctorate degree in 1997 in Neurobiology, after performing research in the area of Multiple Sclerosis. Dr. Arbel also holds a Chemical Engineering degree from the Technion, Israel's Institute of Technology.

Mordechai Friedman joined the Company on April 4, 2011 as a director and as Chair of the Audit Committee of the Board. Mr. Friedman currently serves as Chief Executive Officer of Israel Financial Levers Ltd. From 2007 through 2010, Mr. Friedman served as the Chairman of the Board of The Israel Electric Corp. From 2005 to 2007, Mr. Friedman served as Deputy Chairman of Brightman Almagor Zohar CPAs, the Israel Member Firm of Deloitte Touché Tohmatsu. Mr. Friedman has been a partner and director in several business ventures and companies in Israel and abroad in the transportation, consumer business, telecommunication and energy industries. He has a B.A. in Economics and Accounting from Tel Aviv University. Mr. Friedman currently serves as a director in the following private companies: (i) Elco Holdings Ltd. (Chairman of the Board); (ii) Triple-M Power Plants Ltd.; (iii) Carmel Olefins Ltd.; (iv) Sheba Medical Center Medical Research Fund; (v) IPM Beer Tuvia Ltd.; (vi) Mordechai Friedman Blue and White Management Services Ltd.; and (vii) Double M Management and Investments Ltd.

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Dr. Abraham Israeli joined the Company on April 13, 2010 as a director, as Chairman of the Board and as a consultant. Since November 2009, Dr. Israeli has served as Head of the Department of Health Policy, Health Care Management and Health Economics at the Hebrew University, Hadassah Faculty of Medicine. Since 1996, Dr. Israeli has held the Chair of Dr. Julien Rozan Professorship of Family Medicine and Health Promotion at the Hebrew University - Hadassah Medical School, Jerusalem. From November 2003 to October 2009, Dr. Israeli served as the Director General of the Israel Ministry of Health. Dr. Israeli holds a M.D. and M.P.H. from Hebrew University, Hadassah Medical School and a Master’s Degree from the Sloan School of Management at Massachusetts Institute of Technology. Dr. Israeli completed residencies in Internal Medicine and in Health-Care Management at Hadassah University Hospital and has certification in both specialties.

Alon Pinkas joined the Company on December 13, 2010 as a director. Mr. Pinkas served as the Israeli Consul General to New York from 2000 to 2004 and is an internationally respected foreign affairs analyst. Mr. Pinkas currently serves as an Adviser at Tigris Financial Group and the Rhodium Group. Mr. Pinkas currently serves as a director for Ormat Industries Limited, B.G.I. Investments (1961) Ltd. and Agri-Invest Ltd. Mr. Pinkas has a Bachelors Degree in Political Science from The Hebrew University of Jerusalem and a Masters Degree in Politics from Georgetown University.

Chen Schor joined the Company as a director on August 22, 2011. Mr. Schor is a global industry leader with vast experience in biotechnology, medical devices, business development and private equity. Mr. Schor led multiple licensing and M&A transactions valued at over $2 billion with companies such as GlaxoSmithKline, Amgen, Pfizer, Bayer, Merck-Serono and OncoGeneX Pharmaceuticals, and raised significant funds from reputable investors. Mr. Schor has a broad range of experience in multiple therapeutic areas including Neurology, Respiratory, Oncology, Auto-Immune, Genetic Diseases, and Women’s Health. In addition to leading the global business development at Teva Pharmaceuticals, Mr. Schor played a key role in building early stage companies to regulatory approvals, IPOs and M&As. From March 2009 until September 2011, Mr. Schor served as Vice President of Business Development, global branded products at Teva Pharmaceuticals. Prior to joining Teva, Mr. Schor was Chief Business Officer at Epix Pharmaceuticals, Inc. (formerly known as Predix Pharmaceuticals Inc.) from December 2003 until March 2009, leading the formation of more than $1.5 billion collaborations with GlaxoSmithKline, Amgen and additional pharmaceutical companies. Prior to joining Epix, Mr. Schor was a Partner at Yozma Venture Capital from September 1998 until December 2003, managing the fund’s investments in biotechnology and medical device companies. Mr. Schor previously held positions at Arthur Anderson and BDO consultants and holds an MBA, B.A. in biology, B.A. in economics and is a Certified Public Accountant (CPA).

Dr. Robert Shorr joined the Company as a director in March 2005. Since 1999, Dr. Shorr has served as Chief Executive Officer and Chief Science Officer of Cornerstone Pharmaceuticals, a bio technology company. Since 1998, he has also been a member of the Department of Biomedical Engineering at SUNY Stony Brook, where he also serves as Director of Business Development for the university’s Center for Advanced Technology. He has served as trustee at the Tissue Engineering Charities, Imperial College, London since 1999. From 1999 until 2005, Dr. Shorr was Vice-President of Science and Technology (CSO) of United Therapeutics, a NASDAQ listed company. Prior to 1998 he held management positions at Enzon Inc., a NASDAQ listed company, and AT Biochem of which he was also founder. Dr. Shorr also served on the Board of Directors of Biological Delivery Systems Inc., a NASDAQ listed company. Dr. Shorr holds both a Ph.D. and a D.I.C. from the University of London, Imperial College of Science and Technology as well as a B.Sc. from SUNY Buffalo.

Malcolm Taub joined the Company as a director in March 2009. Since October 2010, Mr. Taub has been a Partner at Davidoff Malito & Hutcher LLP, a full service law and government relations firm. From 2001 to September 30, 2010, Mr. Taub was the Managing Member of Malcolm S. Taub LLP, a law firm which practiced in the areas of commercial litigation, among other practice areas. Mr. Taub also works on art transactions, in the capacity as an attorney and a consultant. Mr. Taub has also served as a principal of a firm which provides consulting services to private companies going public in the United States. Mr. Taub has acted as a consultant to the New York Stock Exchange in its Market Surveillance Department. Mr. Taub acts as a Trustee of The Gateway Schools of New York and The Devereux Glenholme School in Washington, Connecticut. Mr. Taub has served as an adjunct professor at Long Island University, Manhattan Marymount College and New York University Real Estate Institute. Mr. Taub holds a B.A. degree from Brooklyn College and a J.D. degree from Brooklyn Law School. Mr. Taub formerly served on the Board of Directors of Safer Shot, Inc. (formerly known as Monumental Marketing Inc.).

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Qualifications of Directors

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including biotechnology (Drs. Arbel and Shorr and Mr. Schor), accounting (Mr. Friedman), health care and health policy (Dr. Israeli), foreign affairs (Mr. Pinkas) and law (Mr. Taub), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or firms with operations inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies and issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Drs. Arbel and Shorr and Mr. Friedman), as the consul general of Israel to New York and as chief of staff to Ministers of Foreign Affairs of Israel (Mr. Pinkas), as the director general of a governmental body (Dr. Israeli), as a managing member of a law firm (Mr. Taub) or as a partner of a venture capital firm (Mr. Schor). A number of the nominees have extensive public policy, government or regulatory experience, including Consul General of Israel, New York (Mr. Pinkas) and Director General of Israel Ministry of Health (Dr. Israeli), which can provide valuable insight into issues faced by companies in regulated industries such as the Company. One of the nominees (Dr. Arbel) has served as the President of the Company, which service has given her a deep knowledge of the Company and its business and directly relevant management experience. The Board believes that these skills and experiences qualify each nominee to serve as a director of the Company.

The Board of Directors recommends a vote FOR the election of the nominees named above as directors of the Company.

Certain Arrangements

On April 13, 2010, the Company, Dr. Israeli and Hadasit Medical Research Services and Development Ltd. (“Hadasit”) entered into an Agreement, which was amended to clarify certain terms on December 31, 2011 (as amended, the “Agreement”) pursuant to which Dr. Israeli agreed, during the term of the Agreement, to serve as (i) our Clinical Trials Advisor and (ii) a member of our Board. Any party may terminate the Agreement upon 30 days prior notice to the other parties. In consideration of the services to be provided by Dr. Israeli to us under the Agreement, we agreed to grant: (i) options to Dr. Israeli annually during the term of the Agreement for the purchase of 166,666 shares of our Common Stock at an exercise price equal to $0.00005 per share and (ii) warrants to Hadasit annually during the term of the Agreement for the purchase of 33,334 shares of our Common Stock at an exercise price equal to $0.00005 per share. Such options and warrants will vest and become exercisable in twelve (12) consecutive equal monthly amounts. In addition, in December 2010 the Board granted Dr. Israeli an option to purchase 200,000 shares of Common Stock at an exercise price equal to $0.15 in recognition of his service as the Chairman of the Board and the number of hours Dr. Israeli devotes to fulfillment of his responsibilities of such role.

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On August 22, 2011, we entered into an agreement with Chen Schor, which was amended and restated on November 11, 2011 to clarify vesting terms (as amended and restated, the “Executive Director Agreement”) pursuant to which we pay $15,000 per quarter to Mr. Schor for his services as an Executive Board Member. In accordance with the terms of the Executive Director Agreement, the Company and Mr. Schor have also entered into an amended and restated Restricted Stock Agreement on November 11, 2011, pursuant to which Mr. Schor received 923,374 shares of our restricted Common Stock under our 2005 U.S. Stock Option and Incentive Plan. The shares vest over 3 years — 307,791 shares on August 22, 2012, 307,791 shares on August 22, 2013 and 307,792 shares on August 22, 2014. Mr. Schor is not entitled to any other compensation for his services as a director.

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PROPOSAL NO. 2
TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE

APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, TO

AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION, TO EFFECT A REVERSE STOCK

SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK BY A

RATIO OF BETWEEN 1-FOR-10 AND 1-FOR-20, INCLUSIVE, WITHOUT FURTHER APPROVAL OR

AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS.

General

The Company is considering effectuating a reverse stock split of the Company’s Common Stock on or prior to the first anniversary of the Meeting. Such action may be taken, among other reasons, in order to list the Company’s Common Stock on the Nasdaq Capital Market, or for reasons related to capital markets generally, including attracting institutional investors. If this proposal is approved by the Company’s stockholders at the Meeting or at an adjournment thereof, the Board would then have the discretion to implement a reverse stock split, within the parameters of the authority granted at the Meeting, on or prior to the first anniversary of the Meeting without seeking further approval or authorization of the Company’s stockholders.

The Company’s stockholders are being asked to approve the reverse stock split proposal at the ratio of between 1-for-10 and 1-for-20, inclusive. The Board has adopted a resolution, (i) declaring the advisability of amending the Company’s Certificate of Incorporation to effect a reverse stock split by a ratio of between 1-for-10 and 1-for-20, inclusive, subject to stockholder approval, and (ii) authorizing any other action it deems necessary or appropriate to effect such a reverse stock split, on or prior to the first anniversary of the Meeting, without further approval or authorization of the Company’s stockholders. The Board may subsequently effect, in its discretion, on or prior to the first anniversary of the Meeting a reverse stock split within the range approved by the stockholders based on its determination that such reverse stock split is appropriate and in the best interests of the Company and its stockholders.

If approved by the Company’s stockholders, and the Board determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders, the proposed reverse stock split could become effective on any date selected by the Board, provided that the date is on or prior to the first anniversary of the Meeting. The Board may only effect a proposed reverse stock split within the range approved. Any reverse stock split effected by the Board shall be with respect to a whole number of shares of Common Stock only (i.e., 1-for-10, 1-for-11, 1-for-12, etc.). Moreover, the Board reserves the right, even after stockholder approval, to forego effecting a reverse stock split if such action is determined not to be appropriate and in the best interests of the Company and its stockholders. If the reverse stock split approved by the stockholders is subsequently not implemented by the Board and effected by the first anniversary of the Meeting, the proposal will be deemed abandoned, without any further effect. In such case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Contingent on approval of this proposal by the requisite vote of the Company’s stockholders and thereafter implementation by the Board, upon filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, the reverse stock split would be effective in accordance with such amendment.

Reasons for the Proposed Reverse Split

The primary reason for the proposed reverse split is to increase the per share market price of the Common Stock to enhance our ability to meet the initial listing requirements of The Nasdaq Capital Market and to make our Common Stock more attractive to a broader range of institutional and other investors. In recent years, including currently, the closing bid price for the Company’s Common Stock has remained below $1.00 per share for extended periods. The Nasdaq Capital Market requires, among other things, a minimum bid price per share of $3.00 for the initial listing of the Company’s Common Stock and following initial listing, and maintenance of a continued price of at least $1.00 per share.

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The Board feels that the Company is at the threshold for listing on a national stock market, provided we can achieve and maintain the required minimum per share bid price. The Board recommends that the interest of the stockholders may be best served by a reverse stock split in order to increase the Common Stock bid price. The Company believes that the reverse stock split along with results of growth and operations could be a substantial basis for achieving the stock bid price necessary for a national stock market listing. However, there is no assurance that our stock price will achieve the minimum bid price amount and that our stock price will continue to meet the minimum requirement for continued listing.

In order to successfully list on a national securities exchange, the Company will also need to comply with additional quantitative (shareholders’ equity, size of shareholder base, market value of securities, size of the public float, number of market makers, etc.) and qualitative (corporate governance, director independence, Board and Audit Committee composition, etc.) initial listing requirements and to continue meeting such requirements on an ongoing, continuous basis.

Principal Effects of the Proposed Reverse Split

If the proposed reverse stock split is approved at the Meeting and the Board determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders and elects to effect a reverse stock split on or prior to the first anniversary of the Meeting, each outstanding share of the Company’s Common Stock would immediately and automatically be changed, as of the effective date of the reverse split, into the proportionate number of shares of the Company’s Common Stock and the number of shares of the Company’s Common Stock subject to outstanding options and warrants issued by the Company would be reduced proportionately and the respective exercise prices would be increased proportionately.

No fractional shares of the Company’s Common Stock would be issued by the Company in connection with a reverse split. Holders of the Company’s Common Stock who would otherwise receive a fractional share of the Company’s Common Stock pursuant to the reverse split would receive cash in lieu of the fractional share as explained more fully below.

The par value of the Company’s Common Stock would remain unchanged at $0.00005 per share, and the number of authorized shares of the Company’s Common Stock would remain unchanged.

If the reverse split is approved at the Meeting and effected by the Board on or prior to the first anniversary of the Meeting, the Board would fix a record date for the determination of shares subject to the reverse split. As of March 11, 2013, the Record Date for the Meeting, there were _______ shares of the Company’s Common Stock issued and outstanding. If additional shares of the Company’s Common Stock are issued or redeemed prior to the effective date of the reverse split, the actual number of shares issued and outstanding before and after the reverse split would increase or decrease accordingly.

Because the reverse split would apply to all issued and outstanding shares of the Company’s Common Stock and outstanding rights to purchase the Company’s Common Stock or to convert other securities into the Company’s Common Stock, the proposed reverse split would not alter the relative rights and preferences of existing stockholders. The reverse split would, however, effectively increase the number of shares of the Company’s Common Stock available for future issuances by the Board.

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If the proposed reverse split is approved at the Meeting and effected by the Board on or prior to the first anniversary of the Meeting, some stockholders may consequently own less than one hundred shares of the Company’s Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following implementation of a reverse split may be required to pay higher transaction costs should they subsequently determine to sell their shares of Common Stock.

If a reverse split is approved by the requisite vote of the stockholders, stockholders have no right under the General Corporation Law of the State of Delaware, the Company’s Certificate of Incorporation or the Company’s Bylaws to dissent from a reverse stock split or to dissent from the payment of cash in lieu of issuing fractional shares.

Cash Payment in Lieu of Fractional Shares

If the proposed reverse split is approved at the Meeting and effected by the Board, in lieu of any fractional shares to which a holder of the Company’s Common Stock would otherwise be entitled as a result of such reverse split, the Company would pay cash equal to the fair value of the Company’s Common Stock. Fair value of the Company’s Common Stock will be determined by multiplying the fractional share by the average of the closing trading prices of the Common Stock (as adjusted to reflect the reverse stock split) during regular trading hours for the five trading days immediately preceding the effective time of the reverse stock split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of a reverse split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of a reverse split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of the Company’s Common Stock in exchange for their old shares of the Company’s Common Stock. The Company believes that because a reverse split would not be part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse split would likely have the following federal income tax effects:

A stockholder who receives solely a reduced number of shares of the Company’s Common Stock would not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock would equal the stockholder’s basis in its old shares of the Company’s Common Stock.

A stockholder who receives cash in lieu of a fractional share as a result of the reverse split would generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution would be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock will equal the stockholder’s basis in its old shares of the Company’s Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

The Company would not recognize any gain or loss as a result of a reverse split.

Board Discretion to Implement the Reverse Stock Split

If the proposed reverse stock split is approved at the Meeting, the Board may, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, at any time on or prior to the first anniversary of the Meeting, authorize the reverse stock split and file the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of amendment to the Company’s Certificate of Incorporation is attached as Appendix A to this Proxy Statement and would be tailored to the specific reverse split ratio to be effected. The determination by the Board to implement a reverse split of the Company’s Common Stock would be based on a number of factors, including an initial listing of the Company’s Common Stock on the Nasdaq Capital Market or for other reasons related to the Company’s capital markets needs generally, including attracting institutional investors. If the Board determines to implement the reverse split of the Company’s Common Stock, the ratio chosen by the Board will depend on a number of factors, including market conditions, existing and expected trading prices for the Company’s Common Stock and the likely effect of business developments on the market price for the Company’s Common Stock. Notwithstanding approval of the reverse stock split at the Meeting, the Board may, in its discretion, determine not to implement the reverse split.

The Board of Directors recommends a vote FOR the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to effect a reverse stock split of the Company’s Common Stock by a ratio of between 1-for-10 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders.

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PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board has appointed Deloitte as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the current fiscal year. Deloitte has audited the financial statements of the Company since the fiscal year ended December 31, 2008. The Board is asking the Company’s stockholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte as the Company’s independent registered public accounting firm, the Board will reconsider its selection. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Deloitte is not expected to be present at the Meeting and will not have the opportunity to make a statement or be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, as the Company’s independent registered public accounting firm for the current fiscal year.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of Board of Directors

The Board has determined that each of Dr. Arbel, Mr. Friedman, Dr. Israeli, Mr. Pinkas, Mr. Schor, Dr. Shorr and Mr. Taub satisfies the criteria for being an “independent director” under the standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and has no material relationship with the Company other than by virtue of service on the Board. During the course of determining the independence of Dr. Israeli, the Board considered the Agreement entered into by and among the Company, Hadasit and Dr. Israeli described above in “Certain Arrangements” and below under “Certain Relationships and Related Transactions”.

The Board and the Audit and the Governance, Nominating and Compensation (“GNC”) Committees are comprised entirely of independent directors.

Board Leadership Structure

On April 13, 2010, the Board elected Abraham (Avi) Israeli as a director and to serve as Chairman of the Board. Previously, the Company did not have a Chairman of the Board. The Chairman presides at all Board meetings. The Chairman’s role and responsibilities include maintaining an active relationship with the Chief Executive Officer, participating in preparation for Board meetings (suggesting agenda items as appropriate), serving as a supplemental channel for communications between Board members and the Chief Executive Officer and providing counsel to individual directors on the performance of their duties. The position of Chairman (Dr. Israeli) and Chief Executive Officer are separate. Together, the Chairman and Chief Executive Officer provide strategic guidance and oversight to the Company. The Board believes that Dr. Israeli serving as Chairman is optimal because it will provide the Board with strong and consistent leadership, and the other members of the Board bring various perspectives and opinions. Taken together, the Board believes that this leadership structure provides an appropriate balance of experienced leadership, independent oversight and management input.

Risk Management and Oversight Process

The Company is still a development stage company and as such has not yet developed a risk management policy or procedure. Generally, the entire Board, the Audit Committee and the GNC Committee are involved in overseeing risk associated with the Company and monitor and assess those risks in reviews with management and with the Company’s outside advisors and independent registered public accounting firm. The Audit Committee reviews regulatory risk, operational risk and enterprise risk, particularly as they relate to financial reporting, on a regular basis with management, the Company’s independent registered public accounting firm and the Company’s outside consultants and advisors. In its regular meetings, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The GNC Committee monitors the Company’s governance and succession risk by review with management and outside advisors. The GNC Committee also monitors CEO succession and the Company’s compensation policies and related risks by reviews with management.

Diversity

Diversity has always been very important to us. Although we have no formal separate written policy, the Board annually reviews the appropriate skills and characteristics of the members of the Board and diversity is one of the factors used in this assessment.

Board Meetings

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The Board held five meetings during the fiscal year ended December 31, 2012. During the fiscal year ended December 31, 2012, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served. The Company’s directors are strongly encouraged to attend the Company’s annual meeting of stockholders. One of the Company’s directors attended the prior year’s annual meeting.

Committees of the Board

Audit Committee

On February 7, 2008, the Board established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which assists the Board in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee preapproves all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor. The Audit Committee coordinates the Board’s oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, which is available in the corporate governance section of the Company’s website at www.brainstorm-cell.com . The Audit Committee currently consists of Mr. Friedman (Chair), Dr. Arbel and Mr. Pinkas, each of whom is independent as defined under applicable Nasdaq listing standards. The Board has determined that Mr. Friedman is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held five meetings during the fiscal year ended December 31, 2012.

GNC Committee

On June 27, 2011, the Board established a standing GNC Committee, which assists the Board in fulfilling its responsibilities relating to (i) compensation of the Company’s executive officers, (ii) the director nomination process and (iii) reviewing the Company’s compliance with SEC corporate governance requirements. The Board has adopted a written charter for the GNC Committee, which is available in the corporate governance section of our website at www.brainstorm-cell.com . The GNC Committee currently consists of Dr. Arbel (Chair), Dr. Shorr and Mr. Taub, each of whom is independent as defined under applicable Nasdaq listing standards. The GNC Committee held one meeting during the fiscal year ended December 31, 2012.

The GNC Committee determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of the Company and reviews and makes recommendations to the Board with respect to director compensation. The GNC Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of these goals and objectives, and sets the Chief Executive Officer’s compensation level based on this evaluation. The GNC Committee meets without the presence of executive officers when approving or deliberating on executive officer compensation, but may invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation. In addition, the GNC Committee administers the Company’s stock incentive compensation and equity-based plans.

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The GNC Committee makes recommendations to the Board concerning all facets of the director nominee selection process. Generally, the GNC Committee identifies candidates for director nominees in consultation with management and the independent members of the Board, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the GNC Committee deems to be helpful to identify candidates. Once candidates have been identified, the GNC Committee confirms that the candidates meet the independence requirements and qualifications for director nominees established by the Board. The GNC Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the GNC Committee deems to be helpful in the evaluation process. The GNC Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Upon selection of a qualified candidate, the GNC Committee would recommend the candidate for consideration by the full Board.

In considering whether to include any particular candidate in the Board’s slate of recommended director nominees, the Board will consider the candidate’s integrity, education, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board believes that experience as a leader of a business or institution, sound judgment, effective interpersonal and communication skills, strong character and integrity, and expertise in areas relevant to our business are important attributes in maintaining the effectiveness of the Board. As a matter of practice, the Board considers the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholder Nominations

On June 27, 2011, the Board adopted the Brainstorm Cell Therapeutics Inc. Shareholder Nominations and Communications Policy (the “Policy”), pursuant to which procedures by which stockholders may recommend nominees to our Board were established. Previously, we had no formal policy by which a stockholder could recommend nominees to our Board.

Pursuant to the Policy, stockholders may recommend nominees for consideration by submitting the following information to our Secretary at our executive offices: (i) a current resume and curriculum vitae of the candidate; (ii) a statement describing the candidate’s qualifications; and (iii) contact information for personal and professional references. In addition, submission must include the name and address of the stockholder making the nomination, the number of shares which are owned by such stockholder and a description of all arrangements or understandings between such stockholder and the candidate. Assuming that the required material has been provided on a timely basis, the GNC Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Family Relationships

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There are no family relationships between the executive officers or directors of the Company.

Involvement in Certain Legal Proceedings

None.

Stockholder Communication with the Board of Directors

On June 27, 2011, the Board adopted the Policy, as defined above under “Stockholder Nominations,” pursuant to which procedures by which stockholders may communicate with our Board were established. Previously, we had no formal policy by which a stockholder could communicate with our Board.

Under the Policy, stockholders may send written communications to the Board or any individual members to the attention of the Company’s Secretary at the Company’s offices, 605 Third Avenue, 34th Floor, New York, NY 10158. All such communications will be relayed accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, personal grievances, matters as to which the Company tends to receive repetitive or duplicate communications, or patently offensive or otherwise inappropriate material.

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ADDITIONAL INFORMATION

Executive Officers

Set forth below is a summary description of the principal occupation and business experience of each of the Company’s current executive officers.

Name	Age	Position
Alon Natanson	49	Chief Executive Officer
Chaim Lebovits	42	President
Liat Sossover	44	Chief Financial Officer
Adrian Harel	56	Director of Research and Developmen

Alon Natanson joined the Company on February 1, 2013 as our Chief Executive Officer. Prior to joining the Company, Mr. Natanson led large as well as early-stage companies, in the fields of life science, high-tech, and retail. Prior positions include Director of Marketing and Finance at Teva Pharmaceuticals, Copaxone® division, where he was involved in commercialization of patented therapeutics for multiple sclerosis, establishing the division and planning and executing its international strategy and product launch. From 2008 to August 2012, Mr. Natanson served as President and Chief Executive Officer of Procognia, a biotechnology company specializing in glycobiology and biopharmaceutical analytics.

Chaim Lebovits joined the Company in July 2007 as our President. Mr. Lebovits controls ACC Holdings, a holding company which controls subsidiaries: (i) ACC Resources and (ii) ACCBT. ACC Holdings focuses on minerals exploration in West Africa. ACC Resources holds 10 permits for gold exploration in Burkina Faso. ACCBT focuses on new and emerging biotechnologies. Mr. Lebovits has been at the forefront of mining and natural resource management in the African region for over a decade.

Liat Sossover joined the Company in June 2010 as our Chief Financial Officer. From 2001 until June 2010, Ms. Sossover served as the Vice President of Finance of ForeScout Technologies, International. In such role, Ms. Sossover managed all financial and accounting aspects. Prior to that, Ms. Sossover served as VP of Finance and Secretary of Maximal Innovative Intelligence, which was acquired by Microsoft. She has held positions as Chief Financial Officer at RT Set, which is now part of Vizrt and Financial Controller for BVR Technologies, which later was acquired by Esterline Technologies. Ms. Sossover holds an MBA from Edinburgh University, and a Bachelor's degree in Accounting & Economics from Ben Gurion University.

Adrian Harel joined the Company on January 24, 2011 as our Chief Operating Officer and Acting Chief Executive Officer. On June 11, 2012, Dr. Harel was appointed Chief Executive Officer and Director of Research and Development. On February 1, 2013, Dr. Harel ceased serving as our Chief Executive Officer. From 2009 until 2010, Dr. Harel established Da-Ta Biotech Ltd, a consulting and advisory business focused on early stage biotech companies. Also during 2010, Dr. Harel provided consulting services to KMBY LTD in connection with a medical device in the orthopedic field. From 2008 through 2010, Dr. Harel served as Chief Executive Officer of Meditor Pharmaceuticals Ltd. and Aminolab Technologies 2000 Ltd., which are focused on the production of new ethical drugs. From 2003 through 2007, Dr. Harel served as Chief Operating Officer of Sepal Pharma Ltd. and Molecular Cytomics Ltd.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain summary information with respect to the compensation paid during the fiscal years ended December 31, 2012 and 2011 earned by the former Chief Executive Officer and our Chief Financial Officer (the “Named Executive Officers”). In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

Summary Compensation Table (*)

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (1)(2)	All Other Compensation ($)(3)	Total ($)
Adrian Harel(4)	2012	121,000		60,000	(5)	16,005	70,635	267,640
Director of Research and Development and Former Chief Executive Officer	2011	117,000		-		203,026	65,000	385,026
Liat Sossover	2012	99,000	(6)	20,000	(7)	13,719	55,268	187,987
Chief Financial Officer	2011	98,000		-		-	46,000	144,000

(*) The Named Executive Officers were paid in New Israeli Shekels (“NIS”); the amounts above are the U.S. dollar equivalent. The conversion rate used was the average of the end of month’s rate between the U.S. dollar and the NIS as published by the Bank of Israel, the central bank of Israel.

(1) The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), not the actual amounts paid to or realized by the Named Executive Officer during fiscal 2012 and fiscal 2011. ASC 718 fair value amount as of the grant date for stock options generally is spread over the number of months of service required for the grant to vest.

(2) The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 8(B)(2)(a) to Consolidated Financial Statements under Item 8 of the 2012 Annual Report.

(3) Includes management insurance (which includes pension, disability insurance and severance pay), payments towards such employee’s education fund, Israeli social security and amounts paid for use of a Company car and cellular phone and gross-up payments for any taxes relating thereto.

(4) Dr. Harel joined the Company on January 24, 2011 as our Chief Operating Officer and Acting Chief Executive Officer. On June 11, 2012, Dr. Harel was appointed Chief Executive Officer and Director of Research and Development. On February 1, 2013, Dr. Harel ceased serving as our Chief Executive Officer.

(5) On August 1, 2012, the GNC Committee approved: (i) a $50,000 cash bonus in recognition of Dr. Harel’s efforts in completing the Company’s recent financing transaction; and (ii) a $10,000 cash bonus for Dr. Harel achieving individual performance goals.

(6) On August 1, 2012, the GNC Committee approved a 10% increase in Ms. Sossover’s base salary (from NIS29,000 to NIS31,900).

(7) On August 1, 2012, the GNC Committee approved a $20,000 cash bonus in recognition of Ms. Sossover’s efforts in completing the Company’s recent financing transaction.

Executive Employment Agreements

Alon Natanson

Pursuant to his employment agreement dated January 24, 2013, Mr. Natanson is entitled to a monthly salary of 53,000 NIS (approximately $14,200). Mr. Natanson also receives other benefits that are generally made available to our employees, including pension and education fund benefits. Mr. Natanson is provided with a Company car and cellular phone, and a gross-up payment for any taxes relating thereto. Mr. Natanson also received a grant of a stock option (the “Initial Grant”) on January 24, 2013 (the “Grant Date”) for the purchase of 4,000,000 shares of the Company’s Common Stock, which will vest and become exercisable as to 33 1/3% of the shares on the first anniversary of the Grant Date (the “Initial Vesting Date”) and the remainder of the shares will vest and become exercisable in equal monthly installments on each of the 36 monthly anniversaries following the Initial Vesting Date. The exercise price for the Initial Grant is $0.29 per share. In the event that prior to the first anniversary of the Grant Date (and provided that Mr. Natanson is then actively employed by us): (i) we have raised $10 million or more in one transaction, (ii) the shares of the Company have been admitted for trading on NASDAQ, and (iii) we have been granted the approval of the FDA to conduct clinical trials in the United States, then on the first anniversary of the Grant Date, Mr. Natanson shall be granted an additional stock option for the purchase of an additional 2,000,000 shares of the Company’s Common Stock upon the same terms as the Initial Grant.

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Adrian Harel

Pursuant to his employment agreement dated January 23, 2011, Dr. Harel is entitled to a monthly salary of 39,000 NIS (approximately $10,000) (including benefits for monthly totals of approximately 60,300 NIS (approximately $15,900)). Dr. Harel also receives other benefits that are generally made available to our employees. Dr. Harel is provided with a Company car and a gross-up payment for any taxes relating thereto.

Liat Sossover

Pursuant to her employment agreement dated June 23, 2011, Ms. Sossover is entitled to a monthly salary of 31,900 NIS (approximately $8,290). Ms. Sossover is also entitled to contributions on her behalf by the Company into a manager’s insurance fund, disability insurance and an education fund. Ms. Sossover is provided with a Company car and cellular phone, and a gross-up payment for any taxes relating thereto.

Chaim Lebovits

Currently, we do not have an employment agreement with Mr. Lebovits and he is not entitled to receive any compensation from us at this time.

Terms of Option Awards

All options granted to the Named Executive Officers were granted pursuant to our 2004 Global Share Option Plan (as amended, the “Global Plan”) and each such option expires on the tenth anniversary of the grant date.

On June 27, 2011, Dr. Harel was granted an option to purchase 450,000 shares of our Common Stock at a price per share of $0.20. Such option vested and became exercisable as to 1/3 of the shares subject to the option on January 23, 2012 and the remainder of the shares subject to the option vest and become exercisable over the following 24 months in equal installments.

On August 10, 2011, Dr. Harel was granted an option to purchase 70,000 shares of our Common Stock at a price per share of $0.20. Such option became fully vested and exercisable upon our receipt of clean room approval in connection with the Hadassah trial.

On August 1, 2012, Dr. Harel was granted an option to purchase 70,000 shares of our Common Stock at a price per share of $0.26. Such option becomes fully vested and exercisable in 12 equal monthly installments.

On August 1, 2012, Ms. Sossover was granted an option to purchase 60,000 shares of our Common Stock at a price per share of $0.26. Such option becomes fully vested and exercisable in 12 equal monthly installments.

Outstanding Equity Awards

The following table sets forth information regarding equity awards granted to the Named Executive Officers that are outstanding as of December 31, 2012. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

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Outstanding Equity Awards at December 31, 2012

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Adrian Harel	287,500	162,500	(1)	0.20	6/27/2021
	70,000	—		0.20	8/10/2021
	23,333	46,667	(2)	0.26	8/1/2022
Liat Sossover	333,333	66,667	(3)	0.18	6/23/2020
	20,000	40,000	(4)	0.26	8/1/2022

(1) Stock option vesting with respect to 12,500 shares each month beginning on 1/23/2013 and ending on 1/23/2014.

(2) Stock option vesting with respect to approximately 5,833 shares each month beginning on 1/1/2013 and ending on 8/1/2013.
(3) Stock option vesting with respect to approximately 11,111 shares each month beginning on 1/23/2013 and ending on 6/23/2013.

(4) Stock option vesting with respect to 5,000 shares each month beginning on 1/1/2013 and ending on 8/1/2013.

Stock Incentive Plans

In November 2004 and February 2005, the Board adopted and ratified the Global Plan and the 2005 U.S. Stock Option and Incentive Plan (as amended, the “U.S. Plan” and together with the Global Plan, the “Plans”), respectively, and further approved the reservation of 9,143,462 shares of our Common Stock for issuance thereunder. Our stockholders approved the Plans and the shares reserved for issuance thereunder at a special meeting of stockholders that was held on March 28, 2005.

On April 28, 2008, the Board approved the amendment and restatement of the Plans to increase the number of shares available for issuance under the Plans by an additional 5,000,000 shares. Our stockholders approved the amendment and restatement of the Plans on June 5, 2008.

On April 21, 2011, the Board approved another amendment and restatement of the Plans to increase the number of shares available for issuance under the Plans by an additional 5,000,000 shares. Our stockholders approved the amendment and restatement of the Plans on June 10, 2011.

On May 6, 2012, the Board approved another amendment and restatement of the Plans to increase the number of shares available for issuance under the Plans by an additional 9,000,000 shares. Our stockholders approved the amendment and restatement of the Plans on June 12, 2012.

Under the Global Plan, we granted a total of 12,328,319 options with various exercise prices (a weighted average exercise price of $0.17162) and expiration dates, to service providers, subcontractors, directors, officers, and employees. Under the U.S. Plan, we issued an additional 5,290,040 shares of restricted stock and options to Scientific Advisory Board members, consultants, and directors. As of December 31, 2012, there were 10,525,103 shares available for issuance under the Plans.

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Compensation of Directors

The following table sets forth certain summary information with respect to the compensation paid during the fiscal year ended December 31, 2012 earned by each of the directors of the Company. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

Director Compensation Table for Fiscal 2012

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Option Awards ($) (1) (2)		Total ($)
Dr. Irit Arbel	—		—		41,156	(3)	41,156
Mr. Mordechai Friedman	—		—		34,297	(4)	34,297
Dr. Abraham Israeli	—		—		40,000	(5)	40,000
Mr. Alon Pinkas	—		—		29,724	(6)	29,724
Mr. Chen Schor	60,000	(7)	—	(8)	—		60,000
Dr. Robert Shorr	—		33,800	(9)	—		33,800
Mr. Malcolm Taub	—		33,800	(10)	—		33,800

(1) The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the directors during fiscal 2012.

(2) The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 8(B)(2)(a) to Consolidated Financial Statements under Item 8 of the 2012 Annual Report.

(3) At December 31, 2012, Dr. Arbel had options (vested and unvested) to purchase 1,168,333 shares of Common Stock.

(4) At December 31, 2012, Mr. Friedman had options (vested and unvested) to purchase 316,667 shares of Common Stock.

(5) At December 31, 2012, Dr. Israeli had options (vested and unvested) to purchase 699,998 shares of Common Stock.

(6) At December 31, 2012, Mr. Pinkas had options (vested and unvested) to purchase 310,000 shares of Common Stock.

(7) Represents the amount paid to Mr. Schor pursuant to the Executive Director Agreement for his services as a director and consultant.

(8) At December 31, 2012, Mr. Schor had 615,582 shares of unvested restricted Common Stock.

(9) At December 31, 2012, Mr. Shorr had 86,667 shares of unvested restricted Common Stock.

(10) At December 31, 2012, Mr. Taub had vested options to purchase 100,000 shares of Common Stock and 86,667 shares of unvested restricted Common Stock.

On October 14, 2007, we implemented a compensation plan for non-employee directors. Under this compensation plan, each director was entitled to receive an option to purchase 100,000 shares of our Common Stock or 100,000 restricted shares of Common Stock. Dr. Israeli did not earn compensation in accordance with this compensation plan. In 2010, we issued an option to purchase 200,000 shares of Common Stock to Dr. Arbel under this compensation policy. In addition, in 2010, we approved the issuance of 200,000 restricted shares of Common Stock to Dr. Shorr and Mr. Taub under this compensation policy. The determination to grant equity awards in an amount greater than as set forth in the compensation plan was made at the discretion of the Board and as recognition for service on the Audit Committee by Drs. Arbel and Shorr and as recognition of service on the Board by Mr. Taub.

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The Board also made the determination to issue an option to purchase 200,000 shares of Common Stock to Dr. Israeli in recognition of his service as the Chairman of the Board and the number of hours Dr. Israeli devotes to fulfillment of his responsibilities of such role.

On June 27, 2011, we implemented a new Director Compensation Plan for non-employee directors (the “Director Compensation Plan”). Every non-employee director of the Company, other than Dr. Israeli and Mr. Schor are eligible to participate in the Director Compensation Plan. Under the Director Compensation Plan, each eligible director is granted an annual award immediately following each annual meeting of stockholders beginning with the 2011 annual meeting. For non-U.S. directors, this annual award consists of a nonqualified stock option to purchase 100,000 shares of Common Stock. For U.S. directors, at their option, this annual award is either (i) a nonqualified stock option to purchase 100,000 shares of Common Stock or (ii) 100,000 shares of restricted Common Stock. Additionally, each member of the GNC Committee or Audit Committee receives (i) a nonqualified stock option to purchase 30,000 shares of Common Stock or (ii) in the case of U.S. directors and at their option, 30,000 shares of restricted Common Stock. The chair of the GNC Committee or Audit Committee will instead of the above committee award receive (i) a nonqualified stock option to purchase 50,000 shares of Common Stock or (ii) in the case of U.S. directors and at their option, 50,000 shares of restricted Common Stock. Any eligible participant who is serving as chairperson of the Board of Directors of the Company shall also receive (i) a nonqualified stock option to purchase 100,000 shares of Common Stock or (ii) in the case of U.S. directors and at their option, 100,000 shares of restricted Common Stock. Awards are granted on a pro rata basis for directors serving less than a year at the time of grant. The exercise price for options for U.S. directors will be equal to the closing price per share of the Common Stock on the grant date as reported on the Over-the-Counter Bulletin Board or the national securities exchange on which the Common Stock is then traded. The exercise price for options for non-U.S. directors is $0.15. Every option and restricted stock award will vest monthly as to 1/12 the number of shares subject to the award over a period of twelve months from the date of grant, provided that the recipient remains a director of the Company on each such vesting date, or, in the case of a committee award, remains a member of the committee on each such vesting date.

On June 27, 2011 and August 1, 2012, the following grants were made under the Director Compensation Plan to the eligible directors: Dr. Arbel received a stock option to purchase 180,000 shares of Common Stock for her service as a director, chair of the GNC Committee and a member of the Audit Committee; Mr. Friedman received a stock option to purchase 150,000 shares of Common Stock for his service as a director and chair of the Audit Committee; Mr. Pinkas received a stock option to purchase 130,000 shares of Common Stock for his service as a director and a member of the Audit Committee; Mr. Shorr received 130,000 shares of restricted Common Stock for his service as a director and a member of the GNC Committee; and Mr. Taub received 130,000 shares of restricted Common Stock for his service as a director and a member of the GNC Committee.

Dr. Israeli receives an annual option for the purchase of 166,666 shares of Common Stock at an exercise price equal to $0.00005 per the terms of the Agreement, as described in detail in “Certain Arrangements” above and in “Certain Relationships and Related Transactions” below, which option is compensation for both his service as a director and as a clinical trials advisor. In addition, in December 2010 the Board granted Dr. Israeli an option to purchase 200,000 shares of Common Stock at an exercise price equal to $0.15 in recognition of his service as the Chairman of the Board and the number of hours Dr. Israeli devotes to fulfillment of his responsibilities of such role.

On August 22, 2011, Mr. Schor received a grant of 923,374 shares of restricted Common Stock and receives $15,000 per quarter for his services as a director and advisor of the Company pursuant to the terms of the Executive Director Agreement, as described in detail in “Certain Arrangements” above.

Certain Relationships and Related Transactions

The Audit Committee of our Board reviews and approves all related-party transactions. A “related-party transaction” is a transaction that meets the minimum threshold for disclosure under the relevant SEC rules (transactions involving amounts exceeding the lesser of $120,000 or one (1) percent of the average of the smaller reporting company's total assets at year end for the last two fiscal years in which a “related person” or entity has a direct or indirect material interest). “Related persons” include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. When a potential related-party transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify it.

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The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

Research and License Agreement with Ramot

On July 8, 2004, we entered into a Research and License Agreement (the “Original Ramot Agreement”) with Ramot at Tel Aviv University Ltd. (“Ramot”), a former 5% stockholder of the Company, the technology licensing company of Tel Aviv University, which agreement was amended on March 30, 2006 by the Amended Research and License Agreement (described below). Under the terms of the Original Ramot Agreement, Ramot granted to us an exclusive license to (i) the know-how and patent applications on the stem cell technology developed by the team led by Prof. Melamed and Dr. Offen, and (ii) the results of further research to be performed by the same team on the development of the stem cell technology. Simultaneously with the execution of the Original Ramot Agreement, we entered into individual consulting agreements with Prof. Melamed and Dr. Offen pursuant to which all intellectual property developed by Prof. Melamed or Dr. Offen in the performance of services thereunder will be owned by Ramot and licensed to us under the Original Ramot Agreement.

Under the Original Ramot Agreement, we agreed to fund further research relating to the licensed technology in an amount of $570,000 per year for an initial period of two years, and for an additional two-year period if certain research milestones were met.

In consideration for the license, we originally agreed to pay Ramot:

•	An up-front license fee payment of $100,000;

•	An amount equal to 5% of all net sales of products; and

•	An amount equal to 30% of all sublicense receipts.

On March 30, 2006, we entered into an Amended Research and License Agreement (the “Amended Research and License Agreement”) with Ramot. Under the Amended Research and License Agreement, the funding of further research relating to the licensed technology in an amount of $570,000 per year was reduced to $380,000 per year. Moreover, under the Amended Research and License Agreement, the initial period of time that we agreed to fund the research was extended from an initial period of two (2) years to an initial period of three (3) years. The Amended Research and License Agreement also extended the additional two-year period in the Original Ramot Agreement to an additional three-year period, if certain research milestones were met. In addition, the Amended Research and License Agreement reduced (i) certain royalties payments from five percent (5%) to three percent (3%) of all net sales in cases of third party royalties and (ii) potential payments concerning sublicenses from 30% to 20-25% of sublicense receipts.

We entered into a Second Amended and Restated Research and License Agreement with Ramot on July 26, 2007 (the “Second Ramot Agreement”), which amended and replaced the Amended Research and License Agreement. Like the Original Ramot Agreement, the Second Ramot Agreement imposed on us development and commercialization obligations, milestone and royalty payment obligations and other obligations. As of June 30, 2007, we owed Ramot an aggregate of $513,249 in overdue payments and patent fees under the Amended Research and License Agreement. On August 1, 2007, we obtained a waiver and release from Ramot pursuant to which Ramot agreed to an amended payment schedule regarding our payment obligations under the Second Ramot Agreement and waived all claims against us resulting from our previous breaches, defaults and non-payment under the Amended Research and License Agreement.

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In addition, in the event that the “research period”, as defined in the Second Ramot Agreement, was extended for an additional three year period in accordance with the terms of the Second Ramot Agreement, then we had to make payments to Ramot during the first year of the extended research period in an aggregate amount of $380,000.

On December 24, 2009, we entered into a Letter Agreement (the “Letter Agreement”) with Ramot, pursuant to which, among other things, Ramot agreed to: (i) release the Company from its obligation to fund three years of additional research (which would have totaled $1,140,000); and (ii) accept 1,120,000 shares of our Common Stock in lieu of $272,000 in past-due amounts. Pursuant to the Letter Agreement, we agreed, among other things, to: (i) reimburse Ramot for outstanding patent-related expenses; and (ii) abandon our rights in certain patents of Ramot.

Through March 2011, Ramot had sold the 1,120,000 shares of Common Stock of the Company for $235,000 and the Company paid the remaining $5,000 due to Ramot. There is no additional debt to Ramot.

On December 20, 2011, we entered into an Assignment Agreement with our Israeli subsidiary (the “Assignment Agreement”). Under the Assignment Agreement, we assigned and transferred all of our rights, interests, titles, liabilities and obligations (the “Rights”) under the Second Ramot Agreement to our Israeli subsidiary, effective as of January 1, 2007 and our Israeli subsidiary agreed to assume all such Rights. We agreed to be a guarantor of all obligations of our Israeli subsidiary under the Second Ramot Agreement and Ramot can look to us to demand compliance with the Second Ramot Agreement.

Investment Agreement with ACCBT Corp.

On July 2, 2007, we entered into a Subscription Agreement with ACCBT, a 32.8% stockholder and a company under the control of Mr. Chaim Lebovits, our President, pursuant to which we agreed to sell (i) up to 27,500,000 shares of our Common Stock for an aggregate subscription price of up to $5.0 million, and (ii) for no additional consideration, warrants to purchase up to 30,250,000 shares of our Common Stock. Subject to certain closing conditions, separate closings of the purchase and sale of the shares and the warrants were scheduled to take place from August 30, 2007 through November 15, 2008. The warrants originally had the following exercise prices: (i) warrants for the first 10,083,333 shares of our Common Stock had an exercise price of $0.20; (ii) warrants for the next 10,083,333 shares of our Common Stock had an exercise price of $0.29; and (iii) warrants for the final 10,083,334 shares of our Common Stock had an exercise price of $0.36. Each warrant issued pursuant to the Subscription Agreement was to expire on November 5, 2011.

Pursuant to the terms of the Subscription Agreement, as amended, and a related registration rights agreement, ACCBT has the following rights for so long as ACCBT or its affiliates hold at least 5% of our issued and outstanding share capital:

•	Board Appointment Right: ACCBT has the right to appoint 50.1% (any fractions to be rounded up to the nearest whole number) of the members of our Board and any of our committees and the Board of Directors of our subsidiary.

•	Preemptive Right: ACCBT has the right to receive thirty day notice of, and to purchase a pro rata portion (or greater under certain circumstances where offered shares are not purchased by other subscribers) of, securities issued by us, including options and rights to purchase shares. This preemptive right does not include issuances under our equity incentive plans.

•	Consent Right: ACCBT’s written consent is required for certain corporate actions, including issuance of shares (other than existing warrants and issuances under our incentive plans), amendment of our charter or bylaws, repurchase of shares, declaration or payment of dividends or distributions, related party transactions, non-ordinary course transactions involving $25,000 or more, liquidation or dissolution, the creation, acquisition or disposition of a subsidiary or entry into a joint venture or strategic alliance, a material change to our business, merger, change of control, sale of the Company, any acquisition, and any payment of cash compensation over $60,000 per year.

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In addition, ACCBT is entitled to demand and piggyback registration rights, whereby ACCBT may request, upon ten days written notice, that we file, or include within a registration statement to be filed, with the Securities and Exchange Commission for ACCBT’s resale of the Subscription Shares, as adjusted, and the shares of our Common Stock issuable upon exercise of the warrants.

On August 20, 2007, we received an aggregate of $1,000,000 from ACCBT, and, in connection therewith, ACCBT agreed to apply the principal amounts outstanding under a $250,000 convertible promissory note, dated as of May 6, 2007, issued to ACCBT by us towards the $5 million aggregate subscription price under the subscription agreement in exchange for shares of Common Stock (at which point the promissory note was cancelled). Accordingly, we issued to ACCBT an aggregate of 6,875,000 shares of Common Stock and a warrant to purchase an aggregate of 7,562,500 shares of Common Stock. In November 2007, we received an aggregate of $750,000 from ACCBT, and we issued to ACCBT an aggregate of 4,125,000 shares of Common Stock and a warrant to purchase an aggregate of 4,537,500 shares of Common Stock. On April 3, 2008, we closed a transaction where we received an aggregate of $750,000 from ACCBT and a permitted assignee, and we issued 2,125,000 shares of Common Stock to the permitted assignee, 2,000,000 shares of Common Stock to ACCBT and a warrant to purchase an aggregate of 4,537,500 shares of Common Stock to ACCBT. On September 8, 2008, we received an aggregate of $750,000 from ACCBT, and we issued to ACCBT an aggregate of 4,125,000 shares of Common Stock and a warrant to purchase an aggregate of 4,537,500 shares of Common Stock.

On August 18, 2009, we entered into an amendment to the Subscription Agreement (the “Amendment”), dated as of July 31, 2009, with ACCBT.

Under the terms of the Subscription Agreement, ACCBT was no longer obligated to invest any further amounts in the Company. Pursuant to the Amendment, ACCBT agreed to invest the remaining amount outstanding under the Subscription Agreement up to $5.0 million in the Company, and, in return, we agreed to amend the Subscription Agreement to, among other things: (i) decrease the purchase price per share of the up to 27,500,000 shares (the “Subscription Shares”) of our Common Stock that ACCBT previously purchased or will purchase pursuant to the terms of the Subscription Agreement, as amended, from $0.1818 to $0.12 (the “Repricing”); (ii) adjust the number of shares of Common Stock issuable under the Subscription Agreement in accordance with the Repricing; (iii) extend the expiration date of all warrants (as described below); (iv) amend the exercise price of certain of the warrants from $0.36 to $0.29; and (v) revise the investment schedule of the purchase and sale of the Subscription Shares. Pursuant to the Amendment, the Repricing retroactively applied to all Subscription Shares purchased by ACCBT prior to the Amendment.

Pursuant to the Amendment, ACCBT agreed to purchase the remainder of the Subscription Shares, as adjusted, at an aggregate purchase price of $947,347 at a price per share of $0.12 in monthly installments of not less than $50,000 (with the last payment in an amount up to the maximum subscription price of $5.0 million) at closings to be held monthly beginning on August 1, 2009.

As described above, pursuant to the terms of the Subscription Agreement, we originally agreed to sell to ACCBT the Subscription Shares for an aggregate subscription price of up to $5.0 million and, for no additional consideration, if ACCBT purchased the Subscription Shares, warrants to purchase up to 30,250,000 shares of Common Stock (the “Warrants”). As of July 31, 2009, ACCBT had purchased an aggregate of 18,306,925 shares of Common Stock for an aggregate purchase price of $4,052,652, and the following Warrants (the “Issued Warrants”) had been issued to ACCBT: (i) 10,083,333 Warrants with an exercise price of $0.20; (ii) 10,083,333 Warrants with an exercise price of $0.29; and (iii) 1,008,334 Warrants (the “Last Warrant”) with an exercise price of $0.36. Pursuant to the Amendment, the exercise price of the Last Warrant decreased from $0.36 to $0.29. Pursuant to the Amendment, all of the Warrants, including the Issued Warrants, will expire on November 5, 2013 instead of November 5, 2011.

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Pursuant to the Amendment and in connection with ACCBT’s completion of the investment of up to $5.0 million, we issued to ACCBT the remainder of the Warrants.

In connection with the Repricing and the Amendment, we agreed to issue 9,916,667 shares of Common Stock to ACCBT for no additional consideration in order to retroactively apply the Repricing. On October 28, 2009, we issued the 9,916,667 shares of Common Stock to various designees of ACCBT, including 5,000,000 shares to Yosef Sternberg, a former 5% stockholder of the Company.

On May 10, 2012, we entered into a Warrant Amendment Agreement with ACCBT pursuant to which we agreed, upon the effectiveness of a six month lock-up agreement entered into by ACCBT in connection with an offering, the then current expiration date of each Warrant was automatically extended by an additional 18 months.

As of the date of this Proxy Statement, ACCBT has purchased all of the Subscription Shares.

In sum, Warrants to purchase up to 30,250,000 shares of Common Stock were issued to ACCBT, of which 30,250,000 Warrants are presently outstanding. The outstanding Warrants contain full-ratchet anti-dilution provisions and cashless exercise provisions, which permit the cashless exercise of up to 50% of the underlying shares of Common Stock, and 10,083,333 of such Warrants have an exercise price of $0.20 and the remainder have an exercise price of $0.29.

Agreement with Abraham Israeli

On April 13, 2010, the Company, Dr. Israeli, a director of the Company, and Hadasit entered into an Agreement, which was amended to clarify certain terms on December 31, 2011, pursuant to which Dr. Israeli agreed, during the term of the Agreement, to serve as (i) our Clinical Trials Advisor and (ii) a member of our Board of Directors. Any party may terminate the Agreement upon 30 days prior notice to the other parties. In consideration of the services to be provided by Dr. Israeli to us under the Agreement, we agreed to grant options and warrants annually during the term of the Agreement for the purchase of our Common Stock, as follows:

•	an option for the purchase of 166,666 shares of Common Stock at an exercise price equal to $0.00005 per share to Dr. Israeli; and

•	warrants for the purchase of 33,334 shares of Common Stock at an exercise price equal to $0.00005 per share to Hadasit.

Such options will vest and become exercisable in twelve (12) consecutive equal monthly amounts.

Agreement with Dr. Jonathan Javitt

On December 12, 2011, we entered into a Settlement Agreement with Dr. Jonathan Javitt, a former director of the Company, to settle certain disputed stock issuances. Under this agreement, we issued 350,000 shares of our Common Stock to Dr. Javitt to settle the disputed stock issuances. As part of this agreement, Dr. Javitt released the Company and related parties from all claims he may have had against the Company and its related parties.

Independent Registered Public Accounting Firm

Principal Accountant Fees and Services

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The following table presents fees for professional audit services rendered by Deloitte for the audit of our financial statements for the fiscal years ended December 31, 2012 and 2011 and fees billed for other services rendered by Deloitte during those periods.

	December 31, 2012	December 31, 2011
Audit Fees (1)	$55,000	$53,000
Audit-Related Fees	—	—
Tax Fees	$3,000	$5,000
All Other Fees (2)	$61,000	$26,000
Total Fees	$119,000	$84,000

(1)	Audit fees are comprised of fees for professional services performed by Deloitte for the audit of our annual financial statements and the review of our quarterly financial statements, as well as other services provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2)	In the year ended December 31, 2012, the services performed by Deloitte were with respect to the Public Offering, Inter-Company agreement, Sarbanes-Oxley Act and XBRL. The services performed in the year ended December 31, 2011 were for a potential IPO on the Tel Aviv Stock Exchange.

We did not use Deloitte for financial information system design and implementation. These services, which include designing or implementing a system that aggregates source data underlying the financial statements and generates information that is significant to our financial statements, are provided internally or by other service providers. We did not engage Deloitte to provide compliance outsourcing services.

Pre-approval Policies

Our Audit Committee is responsible for pre-approving all services provided by our independent auditors. All of the above services and fees were reviewed and approved by the Audit Committee before the services were rendered.

The Board has considered the nature and amount of fees billed by Deloitte and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Deloitte’s independence.

Audit Committee Financial Expert

The Board has determined that Mordechai Friedman is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Friedman is independent as defined under applicable Nasdaq listing standards.

Audit Committee Report

Upon completion of the Company’s audited financial statements for fiscal year 2012, and the filing of the Company’s Annual Report on Form 10-K for fiscal 2012 (which will be completed prior to the mailing of this Proxy Statement), the Audit Committee expects to issue a report consistent with the following:

The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2012 with the Company’s management. The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has discussed with Deloitte its independence and has received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence. Based on such reviews and discussions, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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AUDIT COMMITTEE
Mordechai Friedman (Chair)
Dr. Irit Arbel
Alon Pinkas

The information contained in the foregoing Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our Common Stock (collectively, the “Reporting Persons”), to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from the Reporting Persons, we believe that during the fiscal year ended December 31, 2012, all Reporting Persons complied with the applicable requirements of Section 16(a) of the Exchange Act, except for the following:

•	Dr. Irit Arbel filed one late Form 4, reporting one transaction late.
•	Mordechai Friedman filed one late Form 4, reporting one transaction late.

•	Alon Pinkas filed one late Form 4, reporting one transaction late.

There are no known failures to file a required Form 3, Form 4 or Form 5.

Annual Report on Form 10-K

Together with this Proxy Statement, the Company is sending a copy of its 2012 Annual Report on Form 10-K (without exhibits) to all of its stockholders of record as of March 11, 2013. The 2012 Annual Report contains the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2012 and 2011.

A copy of the Company’s Annual Report on Form 10-K (with all exhibits) for the fiscal year ended December 31, 2012 filed with the SEC may be accessed from the SEC’s website at www.sec.gov and from the Investor Relations section of the Company’s website at www.brainstorm-cell.com and may be obtained without charge upon written request to Brainstorm Cell Therapeutics Inc., 605 Third Avenue, 34 th Floor, New York, NY 10158, Attention: Chief Executive Officer.

Other Matters

The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

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An adjournment of the Meeting may be made from time to time by the chairman of the Meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the Meeting.

Stockholder Proposals

Proposals of stockholders intended for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in 2014 or special meeting of stockholders held in lieu thereof in accordance with Rule 14a-8 promulgated under the Exchange Act, must be received by the Company at its principal executive offices at the following address: Brainstorm Cell Therapeutics Inc.; 605 Third Avenue, 34th Floor, New York, NY 10158 not later than November 15, 2013 in order to be included in the Company’s proxy statement relating to the 2014 meeting of stockholders. Any such proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement relating to the 2014 meeting of stockholders.

Pursuant to Rule 14a-4 promulgated under the Exchange Act (“Rule 14a-4”), stockholders who wish to make a proposal or nominate a director at the 2014 meeting of stockholders, other than a proposal intended for inclusion in the Company’s proxy statement for the 2014 meeting of stockholders, must notify the Company not later than January 29, 2014. If a shareholder who wishes to present such a proposal fails to notify the Company by January 29, 2014, and such proposal is brought before the 2014 meeting of stockholders, then under the SEC’s proxy rules, the proxies solicited by management with respect to such meeting will confer discretionary voting authority with respect to such stockholder proposal on those persons selected by management to vote the proxies. Even if a stockholder makes a timely notification, those persons selected by management to vote the proxies may still exercise discretionary voting authority under circumstances consistent with Rule 14a-4.

In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that stockholders submit any proposals they might have by certified mail, return receipt requested to the Company.

Incorporation by Reference

The SEC allows the Company to incorporate information “by reference” into this Proxy Statement, which means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be a part of this Proxy Statement and is being delivered to you with this Proxy Statement.

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This Proxy Statement incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a copy of which (without exhibits) is being delivered to you with this Proxy Statement and which contains important information about the Company that is not set forth in this Proxy Statement. A copy of our Annual Report on Form 10-K (with exhibits) has also been filed with the SEC and may be accessed from the SEC’s homepage at www.sec.gov and from the Investor Relations section of the Company’s website at www.brainstorm-cell.com and may be obtained without charge upon written request to Brainstorm Cell Therapeutics Inc., 605 Third Avenue, 34th Floor, New York, NY 10158 Attention: Chief Executive Officer.

By Order of the Board of Directors
Thomas B. Rosedale, Secretary Boston, Massachusetts March __, 2013

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Appendix A

FORM OF CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BRAINSTORM CELL THERAPEUTICS INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Brainstorm Cell Therapeutics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on February 28, 2013, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation and, on [_____ ___], 2013, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, ratified such resolutions:

RESOLVED:	That the Certificate of Incorporation of the Corporation be amended by adding the following sentences at the end of the first sentence of Article FOURTH thereof:

“That, effective at 11:59 p.m., Eastern time, on the filing date of this Certificate of Amendment of Certificate of Incorporation (the “Effective Time”), a [one-for-ten to one-for-twenty] reverse stock split of the Common Stock shall become effective, such that each [ten to twenty] shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.”

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on April 18, 2013 duly approved said proposed Certificate of Amendment of Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its              this              day of         , 2013.

Brainstorm Cell Therapeutics Inc.

By:______________________
Name:
Title:

A-1

BRAINSTORM CELL THERAPEUTICS INC.
605 THIRD AVENUE, 34TH FOOR
NEW YORK, NY 10158

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Dr. Irit Arbel
02 Mordechai Friedman
03 Dr. Abraham Israeli
04 Alon Pinkas
05 Chen Schor
06 Dr. Robert Shorr
07 Malcolm Taub

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date

Signature (Joint Owners) | Date

0000160709_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

BRAINSTORM CELL THERAPEUTICS INC.
Annual Meeting of Stockholders
April 18, 2013 at 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alon Natanson, Liat Sossover and Thomas B. Rosedale, or any one of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRAINSTORM CELL THERAPEUTICS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, EDT on 4/18/2013, at the offices of BRL Law Group LLC, 425 Boylston Street, Third Floor, Boston, MA 02116 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000160709_2 R1.0.0.51160